Exhibit 99.2

For Immediate Release:

Time Warner Names John K. Martin Chief Financial Officer,
Succeeding the Retiring Wayne H. Pace

NEW YORK, November 6, 2007 – Time Warner Inc. (NYSE:TWX) today announced the appointment of John K. Martin as Executive Vice President and Chief Financial Officer of Time Warner Inc., effective January 1, 2008. Currently serving as Executive Vice President, Chief Financial Officer of Time Warner Cable Inc., Mr. Martin will succeed Wayne H. Pace, who has announced his intention to retire at the end of this year.

“John and I share an appreciation for how a CFO can help shape a company to generate incremental value for shareholders,” said Jeff Bewkes, Time Warner’s President and CEO-designate. “John brings an invaluable combination of skills, experience and judgment to his new position. In addition to his top-notch financial expertise and many accomplishments at Time Warner, John’s enormous energy, determination and integrity have earned him great respect across our company and throughout the investment community. I look forward to working closely with John as we continue to navigate our way through a rapidly changing environment.”

Mr. Martin said: “I take great pride in my years at Time Warner and Time Warner Cable, and I’m gratified for this opportunity to work with Jeff and his senior management team to help lead this company. We’re all committed to moving Time Warner forward and ready to do what’s required to realize Time Warner’s full potential and value for our shareholders.”

Richard D. Parsons, Chairman and CEO, said: “With Jeff and the rest of us at Time Warner, I thank Wayne Pace for his many important contributions over the past six years and wish him all the best during his well-deserved retirement. Wayne’s integrity, judgment and financial acumen played a critical role in stabilizing the company, strengthening our balance sheet and tightening the company’s financial discipline. I have every confidence that John Martin, with whom I have worked for many years, will be a worthy successor to Wayne. John exemplifies the qualities and talents of a world-class CFO, and I am delighted with his appointment to this vital position.”

Mr. Pace said: “It has been a great honor to serve as Time Warner’s CFO for the past six years. With its future in good hands, this company is well-positioned to take advantage of its future opportunities. I thank my colleagues for making these years at Time Warner so memorable, and I leave very proud of what we accomplished together.”

Background on Mr. Martin

Prior to joining Time Warner Cable Inc. as Executive Vice President, Chief Financial Officer in August of 2005, where he was responsible for all areas of finance, accounting and treasury, Mr. Martin spent nearly 12 years with Time Warner, where he served, among other positions, as Senior Vice President, Investor Relations.

Mr. Martin was Director in the Equity Research group of ABN AMRO Securities LLC from 2000 to 2002, immediately before re-joining Time Warner Inc. as head of its Investor Relations unit.  He held the position of Vice President of Investor Relations at Time Warner Inc. from 1999 to 2000.  Earlier, Mr. Martin served as Director in the Office of the President at Time Warner, where he provided financial advice to the company and Mr. Parsons.  Mr. Martin also served as Director of Finance Special Projects, where he was involved in diverse projects including strategic planning, company restructuring and refinancing, budgeting and mergers and acquisitions.  He joined Time Warner Inc. in 1993, as a Manager of SEC financial reporting.

Before joining Time Warner Inc., Mr. Martin was a Certified Public Accountant (CPA), working as a senior accountant in the Business Assurance group at Ernst and Young LLP in New York.

Mr. Martin received an M.B.A. degree in Financial and Organizational Behavior from the Graduate School of Business at Columbia University in 1994 and a B.S. in Economics from the Wharton School of Business at the University of Pennsylvania in 1989.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Contacts:

Corporate Communications
Edward Adler (212) 484-6630
Keith Cocozza (212) 484-7482

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